CUSIP No. 458118106	13D	Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.001 per share, of Integrated Device Technology, Inc., and that this agreement be included as an Exhibit 99.1 to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him or her contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he or she knows or has reason to believe that such information is inaccurate.

[Signature Page Follows]

Dated: April 12, 2016

LIBIN SUN

By:	/s/ Libin Sun
Name: Libin Sun

LIANG XU

By:	/s/ Liang Xu
Name: Liang Xu

HAIPING ZHOU

By:	/s/ Haiping Zhou
Name: Haiping Zhou

ZHIBIN LIN

By:	/s/ Zhibin Lin
Name: Zhibin Lin

JUNPING CHEN

By:	/s/ Junping Chen
Name: Junping Chen

LIBIN YANG

By:	/s/ Libin Yang
Name: Libin Yang

NAUMAN A. ALY

By:	/s/ Nauman A. Aly
Name: Nauman A. Aly

Signature Page to Joint Filing Agreement